EXHIBIT 3.1

CERTIFICATE OF DESIGNATION

OF PREFERENCES OF SERIES D PREFERRED STOCK

OF

EPICOR SOFTWARE CORPORATION,

a Delaware Corporation

The undersigned, Lee Kim, hereby certifies that:

(a) He is the duly elected and acting Chief Financial Officer of Epicor Software Corporation, a Delaware corporation (the “Corporation”).

(b) Pursuant to the authority conferred upon the Board of Directors of the Corporation by the second paragraph of Article IV of the Corporation’s Second Restated Certificate of Incorporation (the “Certificate”), the Board of Directors of the Corporation on February 11, 2003 adopted the following resolutions creating a series of preferred stock designated as Series D Preferred Stock;

WHEREAS, the Certificate provides for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of the Corporation is authorized by the Certificate to determine the powers, rights, preferences, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them; and

WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the powers, rights, preferences, qualifications, limitations and restrictions relating to a series of Preferred Stock and the number of shares constituting, and the designation of, such series:

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate, the series of Preferred Stock is hereby created, and the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, such series of Preferred Stock as follows:

1. Designation. The series of Preferred Stock of the Corporation shall be designated as “Series D Preferred Stock,” $.001 par value.

2. Authorized Number. The number of shares constituting the Series D Preferred Stock shall be Three Hundred Thousand (300,000) shares. The Board of Directors is authorized to decrease the number of shares of any series of preferred stock prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

3. Dividend Rights. Subject to the prior rights, if any, of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Series D Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Such dividends shall be paid to the holders of the Series D Preferred Stock pari passu with any dividends paid to the holders of the Corporation’s Series C Preferred Stock, $.001 per share (“Series C Preferred Stock”), pro rata based upon the number of shares of Common Stock into which the shares of Series D Preferred Stock are then convertible, to the holders of the Series D Preferred Stock, and senior to any dividends paid to the holders of the Corporation’s Common Stock or any series of Preferred Stock other than Series C Preferred Stock. The Board of Directors shall not pay any dividend to the holders of the Common Stock or any Preferred Stock unless and until it has paid an equivalent dividend, pro rata based upon the number of shares of Common Stock into which the shares of Series D Preferred Stock are then convertible, to the holders of the Series D Preferred Stock.

4. Liquidation Preference.

(A) Subject to the prior rights, if any, of holders of all classes of stock at the time outstanding having prior rights as to liquidation, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series D Preferred Stock shall be entitled to receive, on a pari passu basis, pro rata based upon the number of shares of Common Stock into which the shares of Series C Preferred Stock and Series D Preferred Stock are then convertible, with any such distribution to the holders of the Series C Preferred Stock and prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, Series A Junior Participating Preferred Stock or any other series of Preferred Stock by reason of their ownership thereof, the amount of $19.10 per share of Series D Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued or declared but unpaid dividends on such share for each share of Series D Preferred Stock then held by such holder. Subject to the prior rights, if any, of holders of all classes of stock at the time outstanding having prior rights as to liquidation, if upon the occurrence of such event, the assets and funds of the Corporation available for distribution among the holders of Series C Preferred Stock and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled under the Certificate (including their respective Certificates of Designation), then the entire assets and funds of the Corporation legally available for distribution shall be distributed among such holders in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(B) Subject to the prior rights, if any, of holders of all classes of stock at the time outstanding having prior rights as to liquidation, upon the completion of the distribution required by subparagraph (A) of this Section 4 and subject to the limitations set forth in Section 4(C) below, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed pro rata among the holders of Common Stock, the Series A Junior Participating Preferred Stock, Series C Preferred Stock and Series D Preferred Stock in proportion to the shares of Common

Stock held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series C Preferred Stock and Series D Preferred Stock then held by them.

(C) In the event the holders of the Series D Preferred Stock would receive an aggregate of $38.20 or more per share of Series D Preferred Stock (as adjusted for any stock dividends, combinations, or splits with respect to such shares) plus all accrued or declared but unpaid dividends on such share pursuant to the provisions set forth in Section 4(A) and 4(B), then anything herein to the contrary notwithstanding, the holders of the Series D Preferred Stock shall be entitled to receive only the amount of $38.20 per share of Series D Preferred Stock (as adjusted for any stock dividends, combinations, or splits with respect to such shares) plus all accrued or declared but unpaid dividends on such share under such Sections 4(A) and 4(B), at which time the Series D Preferred Stock will no longer participate and all further proceeds will be shared by the holders of the Series A Junior Participating Preferred Stock and the Common Stock and such other shares of capital stock as may be authorized from time to time as provided in other Certificates of Designation or the Certificate.

(D) For purposes of this Section 4, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) in which in excess of 50% of the Corporation’s voting power is transferred or (ii) a sale of all or substantially all of the assets of the Corporation or (iii) any other transaction or series of related transactions (by the Corporation, by third party tender offer or otherwise) in which in excess of 50% of the Corporation’s voting power is transferred, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series D Preferred Stock to receive at the closing (and at each date after the closing on which additional amounts (such as earnout payments, escrow amounts or other contingent payments) are paid to stockholders of the Corporation as a result of the transaction) in cash, securities or other property (valued as provided in Section 4(E) below) an aggregate amount per share (based on the amounts payable at closing plus any additional amounts after the closing as aforesaid) equal to the greater of: (1) the amount per share specified in Sections 4(A), 4(B) and 4(C) above, or (2) the amount per share that the holders of Series D Preferred Stock would have been entitled to receive had all holders of all series of Preferred Stock converted all their shares of Preferred Stock into Common Stock immediately prior to such event at the then effective Conversion Price (as defined below).

(E) Whenever the distribution provided for in this Section 4 shall be payable in securities or property other than cash, the value of such distribution shall be as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability:

(A) If traded on a securities exchange (which shall include the Nasdaq National Market System), the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

(B) If traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three (3) days prior to the closing; and

(C) If there is no public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholders’ status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

5. Reserved.

6. Conversion. The holders of Series D Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(A) Right to Convert. Each share of Series D Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common stock as determined by dividing the Original Issue Price of such of Series D Preferred Stock by the Conversion Price at the time in effect for a share of Series D Preferred Stock. The Original Issue Price per share of Series D Preferred Stock is $19.10. The Conversion Price per share of Series D Preferred Stock initially shall be $1.91, subject to adjustment from time to time as provided below.

(B) Automatic Conversion. Provided that (i) (A) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is then effective with the Securities and Exchange Commission for the resale under the Securities Act by the holder thereof of the Common Stock issuable upon conversion of the Series D Preferred Stock or (B) all Common Stock issuable upon conversion of the Series D Preferred Stock then held by such holder and its affiliates can be sold without compliance with the registration requirements of the Securities Act pursuant to Rule 144(k) under the Securities Act and the holder has received an opinion from counsel to the Corporation that all Common Stock issuable upon conversion of the Series D Preferred Stock then held by the holder and its affiliates may be sold pursuant to Rule 144(k) and the Corporation has caused the restrictive legend relating to restriction on resale under the Securities Act to be removed from the certificates representing the Common Stock or (C) holder shall hold less than one percent of the Common Stock then outstanding as set forth under Rule 144(e)(1) under the Securities Act, and has the ability to sell all of such holder’s (and all of holder’s affiliates’) Common Stock issuable upon conversion of the Series D Preferred Stock and Series C Preferred Stock under Rule 144 of the Securities Act within a three (3) month period, (ii) such shares of Common Stock are then listed for resale on the Nasdaq National Market or a national securities exchange, and (iii) the average price (determined as provided below) of the Common Stock for twenty (20) consecutive trading days has exceeded $5.73 per share, as adjusted for stock dividends, combinations or splits, then each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the then effective and applicable Conversion Price ten (10) days after written notification to the holders of the

Series D Preferred Stock by the Corporation that the conditions have been met. Such average price shall be calculated a follows:

(i) If traded on a securities exchange (which shall include the Nasdaq National Market System), the value shall be deemed to be the average of the closing prices of the securities on such exchange over the applicable 20-day period; and

(ii) If traded over the counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the applicable 20-day period.

(C) Mechanics of Conversion. Before any holder of Series D Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series D Preferred Stock, and shall give written notice by facsimile transmission or by mail, postage prepaid, to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver to the address of record of such holder of Series D Preferred Stock (or such other address as the holder shall designate in writing in the notice to the Corporation of the election to convert), or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series D Preferred Stock to be converted, or in the case of automatic conversion pursuant to Section 6(B), ten (10) days following written notification as provided in Section 6(B), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(D) Adjustments to Conversion Ratio for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after the purchase date of the Series D Preferred Stock shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price per share of Series D Preferred Stock then in effect shall be proportionately decreased or increased, as appropriate; provided, that the Corporation shall take no such action with respect to the Common Stock unless the Corporation shall simultaneously reserve out of authorized, unissued and unreserved shares of Common Stock a sufficient number of shares of Common Stock to be available for full conversion of the Series D Preferred Stock at the new Conversion Price. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the

Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(E) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series D Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 6(D) above or a merger or other reorganization referred to in Section 4(D) above), the number of shares of such other class or classes of stock into which the Series D Preferred Stock shall be convertible shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series D Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series D Preferred Stock immediately before that change; provided, that the Corporation shall take no such action with respect to the Common Stock unless the Corporation shall simultaneously reserve out of authorized, unissued and unreserved shares of such class or series into which the Common Stock has been changed a sufficient number of shares of such class or series into which the Common Stock has been changed to be available for full conversion of the Series D Preferred Stock.

(F) Rights Offerings. In the event the Corporation shall grant or shall have granted as of the date of the filing of this Certificate of Designation any rights to subscribe for, or any rights or options to purchase, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called “Convertible Securities”), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, which rights or options do not result in any adjustment to the number of shares of Common Stock or other classes of stock into which the Series D Preferred Stock can be converted under either Section 6(D) or Section 6(E) above, then the Corporation shall distribute such rights or options to the holders of Series D Preferred Stock as though they were holders, at the time of such distribution, of that number of shares of Common Stock into which the shares of Series D Preferred Stock held by each holder could then be converted.

(G) No Impairment. This Corporation will not, by amendment of its Certificate or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series D Preferred Stock against impairment.

(H) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon conversion of the Series D Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series D Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the number of shares of Common Stock into which the Series D Preferred Stock can be converted pursuant to this Section 6, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price per share of Series D Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series D Preferred Stock.

(I) Notice of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series D Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(J) Reservation of Stock Issuable upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock (or other security into which the Common Stock shall have been changed) solely for the purpose of effecting the conversion of the Series D Preferred Stock such number of its shares of Common Stock (or other security) as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock (or other security) shall not be sufficient to effect the conversion of all the then outstanding Series D Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series D Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock (or other security) to such number of shares as shall be sufficient for such purposes.

(K) Notices. Any notice required by the provisions of this Section 6 to be given to the holders of Series D Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the holder’s address appearing on the books of this Corporation.

7. Voting Rights. Except as otherwise provided by law, each holder of shares of Series D Preferred Stock shall be entitled to vote with the holders of Common Stock on an as-converted basis as a single class with such shares of Common Stock and such other shares of capital stock that vote with shares of Common Stock on all matters presented for stockholder vote and shall be entitled to notice of any stockholder’s meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the conversion of Series D Preferred Stock into Common Stock (in the case of each holder, after aggregating all fractional shares held by such holder into the maximum number of whole shares) shall be rounded to the nearest whole number (with one-half being rounded upward).

8. Protective Provisions. Notwithstanding anything to the contrary in the foregoing provisions, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the voting power of the then outstanding shares Series D Preferred Stock, voting together as one class:

(A) alter or change the rights, preferences or privileges of the shares of Series D Preferred Stock so as to affect adversely such shares;

(B) create (by new authorization, reclassification, recapitalization, designation or otherwise) or issue any class or series of stock or any other securities convertible into equity securities of the Corporation having any right, preference or privilege senior to or pari passu with the Series D Preferred Stock with respect to voting, dividends, redemption, repurchase or upon liquidation;

(C) increase the authorized number of shares of the Series D Preferred Stock; or

(D) amend this Section 8.

9. Status of Converted Stock. In the event any Series D Preferred Stock shall be converted pursuant to Section 6 hereof, the shares so converted shall be promptly cancelled after the conversion thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be released as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

* * *

RESOLVED FURTHER, that the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, the Secretary, the Chief Financial Officer, the Treasurer, or any Assistant Secretary or Assistant Treasurer of this Corporation are each authorized to execute, verify, and file a Certificate of Designation of Preferences in accordance with Delaware law.

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IN WITNESS WHEREOF, the undersigned has executed this certificate and does affirm the foregoing as true under penalty of perjury this 11th day of February, 2003.

/s/ Lee Kim Lee Kim, Chief Financial Officer